UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2014

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	001-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

General Rate Case - In February 2014, Portland General Electric Company filed with the Public Utility Commission of Oregon (OPUC) a general rate case based on a 2015 test year (2015 GRC).

On December 5, 2014, the OPUC issued an order that, when combined with customer credits, would result in an overall increase in customer prices of approximately one percent to become effective January 1, 2015 and reflects:

•	A capital structure of 50% debt and 50% equity;

•	A return on equity of 9.68%;

•	A cost of capital of 7.56%; and

•	An average rate base of $3.8 billion.

Under the order, the expected net increase in annual revenues will consist of the following (in millions):

New generating plants:
Port Westward Unit 2	$49
Tucannon River wind farm	43
Base business cost change	(48)
Customer credits	(29)
Annual revenue net increase	$15

Both Tucannon River and Port Westward Unit 2 generating plants are now expected to be placed in service before the end of December 2014. If both new plants are online as expected, the full price adjustment will be effective on January 1. If either of the new plants is not yet in service on January 1, the price adjustment relating to that plant will take effect on the date of commencement of commercial operation.

The 2015 GRC filing (OPUC Docket UE 283), as well as copies of the order, direct testimony, exhibits, and stipulations are expected to be made available on the OPUC Internet website at www.oregon.gov/puc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	December 5, 2014	By:	/s/ James F. Lobdell
James F. Lobdell
Senior Vice President of Finance, Chief Financial Officer and Treasurer